Exhibit 2(e)

                            SCUDDER GLOBAL FUND, INC.

     On September 15, 1989, the Board of Directors of Scudder Global Fund, Inc., amended Section 7.01(a) of Article VII of the By-laws of the Corporation to read as follows:

          Section 7.01 Certificate of Stock:

          (a) Certificates of stock of the Corporation shall be in the form approved by the Board of Directors. Unless the Board of Directors authorizes the issuance of stock without certificates, every holder of stock of the Corporation shall be entitled to have a Certificate signed in the name of the Corporation by the President or any Vice President and by the Treasurer or any Assistant Treasurer or the Secretary or an Assistant Secretary, sealed with the seal of the Corporation and certifying the number and kind of shares owned by him in the Corporation. Such signatures and seal may be a facsimile and may be mechanically reproduced thereon. The certificates containing such facsimiles shall be valid for all intents and purposes.